UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2013

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA 91311

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2013, MRV Communications, Inc. (the “Company”) announced that the Company’s Board of Directors had appointed David Stehlin, age 56, to serve as Chief Executive Officer (“CEO”) of the Company beginning February 1, 2013 upon the retirement of Barry Gorsun from the position. Prior to being named CEO, Mr. Stehlin served as President of the Company’s Optical Communications Systems (“OCS”) division since February 2012. There are no understandings or arrangements between Mr. Stehlin and any other person to which he was selected as an executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Gorsun will serve as a consultant to the Company for the next six months to assist in the transition of his responsibilities and other needs as the Company requests.

In conjunction with Mr. Gorsun’s departure, the Company entered into a Separation and Consulting Agreement with him dated January 31, 2013 (the “Separation Agreement”) that sets forth, among other things, the terms of his compensation upon termination of employment, a release of claims against the Company, and the terms of his continuing consulting relationship with the Company. Mr. Gorsun will continue to be paid at the same rate as his base salary of $380,000 per annum that was in effect prior to his separation for the six month consultancy period beginning February 1, 2013, and he will further receive a bonus of (a) $9,741 on May 29, 2013 related to a May 2012 special dividend to stockholders and (b) $40,166 on or before July 31, 2013. No other severance or bonus payments are owed to Mr. Gorsun in connection with his employment agreement. The non-solicitation, non-competition, non-disparagement and transition assistance provisions of his existing employment continue to apply.

In connection with Mr. Stehlin’s promotion, the Company entered into an Employment Agreement with him effective February 1, 2013 (the “Employment Agreement”). The Employment Agreement sets forth his duties and responsibilities as CEO, the terms of his compensation, the effect of a potential future termination event, and other customary provisions regarding release of claims and covenants related to confidentiality, non-solicitation, non-competition, non-disparagement and claw back requirements. Under the Employment Agreement, Mr. Stehlin will receive a base salary at an initial annual rate of $350,000, an annual target bonus opportunity equal to 80% of his annual base salary, and an initial equity award of 18,000 stock options and 6,000 shares of restricted stock. The equity grants will occur on or about April 1, 2013, and the shares of restricted stock will vest in full on February 1, 2016, subject to Mr. Stehlin’s continuing employment. The stock options will have an exercise price equal to the fair market value per share on the option grant date, and 6,000 of the options will vest on February 1, 2014, with the remaining 12,000 options vesting pro rata monthly over the following 24 month period, subject to Mr. Stehlin’s continuing employment. The term of Mr. Stehlin’s employment goes through December 31, 2013, and automatically renews for successive one-year periods unless notice is provided at least 90 days before the end of the applicable term. If Mr. Stehlin is terminated by the Company without “cause” or by him for “good reason” (as those terms are defined in the Employment Agreement), he will receive up to 12 months’ payment of COBRA premiums and severance consisting of salary continuation of six months’ base salary, unless the termination occurs after a change in control, in which case the severance will be a lump sum payment equal to 12 months’ base salary plus a pro rata amount of his target bonus opportunity (if the termination date is after March 31 of the year of termination), and accelerated vesting of unvested Company equity awards assumed as part of the change in control.

The foregoing descriptions of the Separation Agreement and Employment Agreements are not complete and are qualified in their entirety by the full text of the agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

A copy of the press release announcing the management changes is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Separation and Consulting Agreement, dated January 31, 2013, by and between the Company and Barry Gorsun

Exhibit 10.2	Employment Agreement, dated February 1, 2013, by and between the Company and David Stehlin

Exhibit 99.1	Press Release dated January 31, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 1, 2013

MRV COMMUNICATIONS, INC.

By:	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
VP, General Counsel and Secretary